Exhibit 10.30

June 29, 2018

Marie Fogel

[Home Address]

Dear Marie:

We are pleased to confirm the following updates to the terms of your employment with Vince, LLC (“Vince” or the “Company”), effective immediately:

Base Salary and Incentive Bonus

$600,000 annual salary to be paid on a bi-weekly basis (26 pay periods per year). Vince may in its sole discretion request that you oversee sourcing in addition to your current role.  This new annual base salary presumes, but is not conditioned upon, such role expansion.  Your new annual salary will take effect on July 2, 2018.

You continue to be eligible to participate in the Company’s Annual Short-Term Incentive Plan with a target bonus opportunity at 70% of your annual base salary, based upon annual performance targets established each fiscal year.

One-Time Equity Grant

Subject to approval by the Board of Directors (the “Board”) of Vince Holding Corp. (“VHC”), the ultimate parent company of Vince, or a committee thereof, you will receive a one-time equity grant in the form of 12,500 restricted stock units, vesting annually over a four-year period.  The grant will be issued as soon as practicable after the approval by the Board.

All equity awards are subject to the terms of VHC’s Amended and Restated 2013 Omnibus Incentive Plan (the “Plan”) and applicable grant agreements.

Severance

If your employment is terminated by the Company without “cause” (as such term is defined in the Plan), then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next twelve (12) months or until other employment is earlier secured. If you are, as of the termination date, enrolled in the company’s medical and dental plans, and make a timely election of continued health benefit coverage under COBRA, then you will continue to receive medical and dental coverage in accordance with the company’s plans that are then in place until the end of the salary continuation period or, at the company’s option, coverage under another medical and/or dental plan.

All other terms of your employment shall remain the same pursuant to the employment letter, dated January 10, 2017 and accepted by you on February 11, 2017, as well as your promotion letter dated July 11, 2017 (collectively, the “Employment Agreement”), including the at-will nature of your employment.  In the event of inconsistency between the terms of this letter and the Employment Agreement, the terms of this letter shall govern.

I look forward to your continued success!

Sincerely,

/s/ Brendan Hoffman	June 29, 2018
Brendan Hoffman	Date
Chief Executive Officer

Agreed & Acknowledged

/s/ Marie Fogel	June 29, 2018
Marie Fogel	Date

500 5th Avenue, 20th Floor NYC 10110